Exhibit 3.2

First Amendment

to THE

AMENDED AND RESTATED

Bylaws of

Vivid Seats Inc.

A delaware corporation

(Adopted as of February 3, 2022)

The Amended and Restated Bylaws (the “Bylaws”) of Vivid Seats Inc., a Delaware corporation (the “Corporation”), adopted as of October 18, 2021, are hereby amended, effective as of February 3, 2022, to change the Registered Agent and the Registered Office of the Corporation from (i) The Corporation Trust Company to Cogency Global Inc. and (ii) the office of the registered agent in the State of Delaware from 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 to 850 New Burton Road, Suite 201, Dover, Kent County, Delaware 19904.

Except to the extent amended by this First Amendment, the Bylaws of the Corporation shall remain in full force and effect.

[Remainder of Page Left Blank]

CERTIFICATE OF OFFICER

I, the undersigned, do hereby certify:

(a) That I am duly elected and acting Chief Executive officer and President of the Corporation;

(b) That the Amended and Restated Bylaws of the Corporation, as amended by the First Amendment on February 3, 2022, constitute the Bylaws of the Corporation; and

(c) That the foregoing amendment was approved by resolutions of the Board of Directors of the Corporation.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 3rd day of February, 2022.

/s/ Stanley Chia

Stanley Chia, Chief Executive

Officer and President